EX‐FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Modified Guaranteed Annuity Contracts and Participating Interests Therein	415(a)(6)	N/A	N/A	$55,046,930	N/A	N/A	Form S-1	333-229747	5/1/2019	$9,586.15
Total Offering Amounts						$55,046,930		$0
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$0

Approximately $55,046,930 of the interests previously registered on the Registration Statement on Form S-1 (File No. 333-229747) initially filed on April 19, 2019 and declared effective on May 1, 2019 (the “Prior Registration Statement”) remain unsold and are hereby carried forward to this Registration Statement on Form S-3 in reliance on Rule 415(a)(6) under the Securities Act of 1933. Pursuant to Rule 415(a)(6), the offering of interests under the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.